AMICUS THERAPEUTICS, INC. (FOLD) Q3 2019 EARNINGS CALL – TRANSCRIPT (November 11, 2019 – 8:30AM EST) OPENING Operator: Good morning, ladies and gentlemen, and welcome to the Amicus Third Quarter 2019 Results Conference Call Webcast. (Operator Instructions) As a reminder, this call is being recorded. I would now like to turn the conference over to your host, Ms. Sara Pellegrino, Vice President of Investor Relations. You may begin. Sara Pellegrino: Good morning. Thank you for joining our conference call to discuss Amicus Therapeutics Third quarter 2019 Financial Amicus Therapeutics, Inc., Results and Corporate Highlights. Speaking on today's call, we Vice President of Investor have John Crowley, Chairman and Chief Executive Officer; Relations and Corporate Bradley Campbell, President and Chief Operating Officer; and Communications Daphne Quimi, Chief Financial Officer. Also joining for Q&A are Dr. Jay Barth, Chief Medical Officer; Dr. Hung Do, Chief Science Officer; and Dr. Jeff Castelli, Chief Portfolio Officer and Head of Gene Therapy. As referenced on Slide 2, we may make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our business as well as our plans and prospects. Our forward-looking statements should not be regarded as representation by us that any of our plans will be achieved. Any or all of the forward-looking statements made on this call may turn out to be wrong and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. You are cautioned not to place undue reliance on any forward-looking statements, which speak only to the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this presentation and conference call to reflect events or circumstances after the date hereof. For a full discussion of such forward-looking statements and the risks and uncertainties that may impact them, we refer you to forward-looking statements and risk factors section of our annual report on Form 10-K for the year ended December 31, 2018, filed with the

Securities and Exchange Commission. The third quarter press release and materials from today's call, which will be available on our corporate website, and the quarterly report on 10-Q for the quarter ended September 30, 2019, to be filed following today's SEC holiday tomorrow. At this time, it is my pleasure to turn the call over to John Crowley, Chairman and Chief Executive Officer of Amicus. John? John F. Crowley: Great. Thanks, Sara, and welcome, everyone, to our third quarter 2019 results conference call. I'm pleased to host today's Amicus Therapeutics, Inc., conference call to highlight the tremendous effort and progress Chairman & CEO that we've made at Amicus during the third quarter and now into the early fourth quarter beginning on Slide 3. A month ago, at our Analyst Day in New York, we grounded everyone in the vision for what we are building. The next great global biotechnology company, poised to impact many thousands of people around the world living with rare diseases. To achieve this vision, we are continuing to grow our very successful Galafold base business, which Brad will detail in a moment. We are also investing in the advancement of our leading rare disease pipeline, including our Phase III Pompe biologic, AT-GAA as well as our robust gene therapy pipeline and portfolio. We are also maintaining a very strong balance sheet and financial discipline to keep us fully funded well into the first half of 2022 through all major upcoming milestones, with a clear sight of -- line of sight to profitability and self- sustainability. So let me move now to Slide #4. Again, as highlighted at the Amicus Analyst Day in October and again today, despite the volatility of the financial markets during the third quarter, our Amicus team focused intensely on the execution of our plans and the achievement of extraordinary results. For Amicus, the third quarter was another significant period of growth and execution across all of our science, clinical, regulatory and commercial efforts. Here are the four key takeaways. First, Galafold continues to be one of the most successful launches for a rare disease medicine ever, and it remains the cornerstone of our success, with $48.8 million in third quarter revenue. We're also now treating more than 1,000 patients at a 90%-plus compliance and adherence rates, and we have upwardly revised full year 2019 guidance of now $170 million to $180 million. All of the global launch metrics that we track are on target or exceeding target, including new patient starts, compliance and adherence to therapy, reimbursement and access, new country approvals and a broadening prescriber base, among others. Secondly, following the completion of our strategic business review, our financial outlook is now significantly strengthened, with current cash of $514 million and runway revised now well into the first half of 2022, getting us on a path to profitability and self-sustainability. Much of our investment in research and development and the infrastructure that we have built around the world to deliver Galafold and to scale up and prepare for approval of AT-GAA, will also be offset significantly by growing revenues from Galafold and will also be highly leverageable. Third is AT-GAA. That is our next-generation enzyme replacement therapy for Pompe disease and the crown jewel of our portfolio. This continues its significant momentum toward approval and to becoming what we believe will be the new standard of care for people living with Pompe disease. Today, we are announcing that 100 patients are now enrolled in the pivotal PROPEL study, which remains on track to now fully enroll about 120 patients by the end of this year. On today's call, we're also reporting that the PPQ runs have been successfully initiated with our key partner, WuXi Biologics. And fourth, finally, our portfolio of gene therapy programs and technologies provides our foundation for the future and it continues to advance. Advances here in the third quarter include positive interim data in CLN6 Batten disease, a clinical-stage CLN3 gene -- 3 program as well. We also announced at Analyst Day last month that we have selected a highly differentiated Pompe gene therapy candidate, a gene therapy candidate that is now moving forward into IND- enabling talk studies. And as I emphasized at the beginning of the call, we have a very strong balance sheet, financial discipline and financial path ahead. The completion of our strategic business review has further strengthened our financial position, which Daphne will highlight in just a moment, this includes savings to operating expenses already realized in the third quarter. We achieved that by taking actions with our spending and investments in a number of categories, including operating expenses to include SG&A and R&D; capital expenses, including the phasing of capital expenditures; program prioritization; and also increased outlook for Galafold and the reported projection there, all of which will be highlighted today. So with that as setup, let me go ahead and turn the call over now to Daphne to review the Amicus' financial results, guidance and outlook. Daphne? Daphne Quimi: Thank you, John, and good morning, everyone. Our financial overview begins on Slide 6 with our income statement for the Amicus Therapeutics, Inc., 3-month period ending September 30, 2019. For the third Chief Financial Officer quarter of 2019, we achieved Galafold revenue of $48.8 million, which is an increase of 137% over the third quarter of 2018. This includes year-over-year operational revenue growth measured at constant currency exchange rates of 143%, offset by a negative currency impact of $1.3 million or 6%. Cost of goods sold includes manufacturing costs as well as royalties associated with the sale of our product. Cost of goods sold as a percentage of net sales was 11.5% in the third quarter of 2019 as compared to 20.9% for the prior year period. Cost of goods sold as a percent of revenue was favorable as Galafold's revenue continues to grow in the United States where we do not own royalties as well as other countries where we are subject to lower royalties. We continue to make significant investments in R&D and manufacturing, with the ongoing pivotal study and commercial scale-up in our Pompe program as well as the expansion of our gene therapy portfolio and capabilities. During the third quarter of 2019, we reported $58.9 million in R&D expense as compared to $138.2 million for the prior year period. The decrease is primarily due to an upfront payment of $100 million for the Celenex asset acquisition in 2018, partially offset by continued investments in the Pompe clinical study program and our gene therapy pipeline. Total selling, general and administrative expense for the third quarter of 2019 was $39.7 million as compared to $31.9 million for the prior year period. The increase represents the expanded geographic scope of the ongoing Galafold commercial launch, including launch activities in Japan and the United States. Net loss for the third quarter of 2019 was $61.8 million or $0.24 per share as compared to a net loss of $159.2 million or $0.84 per share for the prior year period. As of September 30, 2019, we had approximately 254.8 million shares outstanding.

Turning now to Slide 7. As John mentioned, we are now fully funded well into the first half of 2022 through the upcoming milestones in our portfolio and continued global growth. As part of our normal course of business, and considering all the new programs that we have integrated into our organization, we completed a strategic business review, where we identified our top priorities and areas of investment to drive efficiencies and cost savings while advancing all our key programs. As a result, we are taking the following actions that extend our cash runway. We will continue to support Galafold's revenue growth and have increased confidence around a higher-growth trajectory than we had previously forecast, as Bradley will highlight later. Through our internal teams and contract manufacturing partners, we have identified and are implementing synergies and efficiencies within gene therapy development and manufacturing. We also expect to take a phased approach to build out Amicus facilities, internal manufacturing and other capital expenditures. We plan to continue our prudent gene therapy portfolio management process to support 1 to 2 INDs starting in 2021 and beyond. And as we grow, we are leveraging internal resources and external collaborators for measured internal headcount growth through 2022. We have recently begun to implement these measures and have already seen some positive impact in the third quarter. Going forward, again, to emphasize, we expect total operating expenses in 2020 to 2022 to remain flat as we, firstly, leverage the commercial global infrastructure that is already in place for the AT-GAA launch and other products in our pipeline; and secondly, transition the costs associated with the development of AT-GAA to multiple gene therapy programs in our pipeline. Moving on to Slide 8. A few comments about our current cash position and 2019 financial guidance. Cash, cash equivalents and marketable securities totaled $514 million at September 30, 2019, compared to $504 million at December 31, 2018. The current cash position and total shares outstanding are inclusive of the June 2019 equity offering. Looking at the remainder of 2019, we are reaffirming our upwardly revised full year Galafold revenue guidance of $170 million to $180 million, in addition to our non-GAAP operating expense guidance of $410 million to $420 million.

We define non-GAAP operating expense as research and development and SG&A expenses, excluding share-based compensation expense, changes in fair value of contingent consideration and depreciation. Total operating expense decreased year-over-year, and we're slightly down quarter-over- quarter. Some of these reductions reflected initiatives to moderate our rate of growth and cost control measures that we have taken. We do expect total operating expenses in the fourth quarter to be higher to reflect the initiation of the PPQ runs at WuXi for AT-GAA and the ramp-up of gene therapy manufacturing at our CMO partners. We expect to end the year within the previously stated full year non-GAAP operating expense range of $410 million to $420 million. And again, we expect that annual range to remain constant in the years ahead. Considering our anticipated operating expenses and net cash generated from Galafold revenue, we expect to have approximately $420 million in cash at the end of 2019, which provides a runway well into the first half of 2022. On Slide 9, I’ll summarize the key takeaways for our financial outlook, as I highlighted during our Analyst Day. As mentioned, we are fully funded through upcoming major milestones. We have no financing planned or needed for the remainder of 2019 or the foreseeable future. We have made significant investments in R&D and G&A to move AT-GAA through manufacturing and towards the end of its development as well as build our global commercial infrastructure. These investments will be largely behind us by the end of 2019, and we believe that this is our peak year for non-GAAP operating expense. As I mentioned earlier, we will leverage the support organization we have built to maximize value of future program advancements and products with only a modest additional investment required for the AT-GAA commercial effort. Our total annual non-GAAP operating expense is expected to remain relatively flat within this $410 million to $420 million range in 2020 to 2022. We expect operating expenses to be significantly offset by the projected $1 billion in cumulative global Galafold revenue over the same 3-year period, which Bradley will highlight in a moment. And as we execute what we believe to be the right set of tools, partnerships and technologies, we are not planning for any significant business development activities in the foreseeable future. I'm happy to address any questions during the Q&A but, for now, I'll turn it to Bradley to highlight the Galafold launch. Bradley L. Campbell: Great. Thank you, Daphne, and good morning, everyone. Let me provide more color on the continued growth for Galafold in Amicus Therapeutics, Inc., the third quarter and on our achievement of 1,000 patients on President, COO & Director therapy at the end of Q3. Our mission at Amicus is to get our medicines to as many patients as quickly as possible. And with this key milestone, we are increasingly confident in the potential to drive Galafold adoption in thousands of additional patients along the path to $500 million in global sales in 2023 and $1 billion peak revenue opportunity. Let's begin with a global snapshot on Slide 11. Total third quarter revenue, as has been mentioned, was $48.8 million, again, a year-over-year increase of 137%, driven by exceptionally strong momentum in new countries, including the U.S. and Japan as well as steady growth in our earlier-launch countries. Specifically, this reflects a $33.4 million or 68% of revenue generated outside of the United States and the remaining $15.4 million or 32% coming from within the United States. We have pricing and reimbursement now secured in 27 countries around the world, including 3 new additions this quarter, with South Korea, Greece and Argentina. We already have the commercial team to support these global approvals, and we will continue to pursue opportunities to get Galafold approved and delivered to patients in more countries around the world going forward. This ongoing geographic expansion will continue to be an important growth driver, along with continuing to switch patients from enzyme replacement therapy and increasing uptake in the diagnosed untreated market, which I'll highlight more in a moment. Turning now to Slide 12. Let me comment on the positive momentum across all key global commercial metrics that we're focusing on this quarter. First, at the global level, we estimate Galafold now has approximately 30% global market share of treated amenable patients, which is up from 24% in the second quarter, as we continue to add new switch patients as well as previously untreated patients to Galafold. Next, as John mentioned, compliance and adherence to this oral precision medicine continued to exceed 90% globally, reflecting what we think is the strength of the experience that physicians and patients are having with Galafold. New patient starts continue to be very strong as well, and we continue to see strong performance across the metrics highlighted on this slide, in each of our regions, including the U.S., Japan, Europe and our smaller and midsized markets throughout the world. Globally, we're also very encouraged by the increasing contribution from previously untreated patients. And as of September 30, on a global basis, 66% of patients on Galafold had switched from enzyme replacement therapy, while 34% were previously not treated. This is an important point, about 340 of our 1,000-plus patients have taken Galafold as their very first treatment for Fabry. So we've actually grown the overall Fabry market in 3 short years by about 5%, as Galafold is increasingly becoming a first-line standard of care treatment for Fabry patients with amenable mutations. In the medium term, we see that mix approaching 50-50 between switched and previously untreated patients. And in the longer term, we think a majority of Galafold patients may actually have been treatment-naive prior to the launch of Galafold. Turning now to Slide 13. Let me recap the quarterly performance year-to-date that supports our upwardly revised guidance of $170 million to $180 million in global sales. In the third quarter, specifically, the increasing contributions of the U.S. and Japan and the continued growth in Europe helped to offset some of the uneven ordering patterns that we've seen in the third quarter in previous years. Given the trajectory we’re on year-to-date, we think we'll do $50-plus million in GAAP revenue for Q4, which would put us in the middle of that $170 million to $180 million revenue guidance range. And remember, that's inclusive of about $4 million to $5 million of expected negative cumulative FX impact for the year, which we expect will be about $1 million to $1.25 million in foreign exchange impact each quarter, as Daphne highlighted upon briefly before. So again, great performance so far in the base business, with strong tailwinds coming into the end of the year. Turning now to Slide 14. With these 3 years of performance behind us, including the first year of launch now in the U.S. and Japan, we can confidently say we are on a path to that $500 million sales opportunities in 2023. And as I outlined at Analyst Day, we're expecting about a 40% year-on-year growth rate to get to that $500 million. And we expect to generate $1 billion in cumulative revenue between 2020 and 2022 alone, and that goes a long way towards funding the R&D and OpEx that Daphne just described. We also have even further confidence in the $1 billion-plus revenue opportunity at peak. And just to put that in context, the global Fabry market was about $1.4 billion in 2018 as the overall Fabry population continues to grow, particularly through the increase of newborn and targeted screening and other diagnostic initiatives, which we're also beginning to invest in. And finally, as a reminder, we have orphan exclusivity in U.S. and Europe, which alone takes us to the end of the 2020s, in addition to our Orange Book-listed patents that give us IP coverage into the late 2030s. So with that, let me turn the call back to John to discuss our program updates for AT-GAA and Pompe as well as our gene therapy portfolio. John? John F. Crowley: Great. Thanks, Bradley. So as many of you know, we just completed a detailed review of our entire portfolio during our October Analyst Day. So for today's call, I will highlight a few new pieces of information and briefly review the key takeaways. Many of the details that we covered at the Analyst Day can be reviewed on the event webcast and transcript, which of course, is available on our website. So I'll begin here on Slide 16 with our crown jewel AT-GAA for Pompe disease. To remind everybody, again, this is the first- ever second-generation breakthrough therapy designation for any lysosomal storage disease therapy product as well as the first and only BTD for Pompe disease ever. We've seen tremendous momentum from, what we believe, maybe the next standard of care, again, for a broad population of people living with Pompe disease, and for a product representing, what we believe, could be a potential $2 billion-plus opportunity. There are 3 new important updates with respect to AT-GAA on today's call. First, we are reporting on the call today that the PPQ runs have now begun at WuXi Biologics. These will serve as the foundation for our CMC module for a BLA submission, which we continue to anticipate will be for full approval based on the results from the pivotal PROPEL study. Second, we continue to make great strides in the PROPEL study enrollment, and we have now enrolled the target 100 patients in this study. This is a great achievement. As mentioned at Analyst Day, we are now targeting approximately 120 patients for this study in order to meet the extraordinary demand among physicians and patients across global participating sites. And we remain on track to complete that enrollment by year-end. We also continue our supported studies, including our important pediatric study to support a broad potential label for AT-GAA. And third, we have completed a high-level assessment of the data from our Amicus Natural History study, known as POM-002. This is a retrospective natural history study of 100 patients treated with standard of care enzyme replacement therapy, who are matched to the patients treated with AT-GAA in our Phase II Pompe study. We plan to present the details at an upcoming medical meeting in the first half of 2020, and we plan that this will also support our BLA submission for full approval. Importantly, you should expect that the data in POM-002 to be consistent with the natural history on standard of care enzyme replacement therapy in the published literature. Some of this was highlighted during the Analyst Amicus Day in October. As a reminder, our base case remains as a pivotal PROPEL study, together with additional data that we've collected in the Phase I/II study to support the full approval of AT-GAA. And while we engage with regulators frequently on this program, I'll remind everybody that we will not be providing any color or expectations on any pending or future regulatory interactions until after they have occurred and only if they materially impact our assumptions from this base case. We continue to be extremely excited and optimistic about AT- GAA as well as our preclinical Pompe gene therapy program to build what we believe could be the largest and most valuable franchise in the industry with the potential to offer solutions to all patients living with Pompe disease globally. Moving on now to Slide 17. I'll highlight here, our industry- leading portfolio of gene therapies for rare diseases. First, in CLN6. We've seen positive interim data in our clinical study, which demonstrates meaningful impact of our AAV gene therapy in this devastating form of Batten disease. The positive interim data now includes our initial primary analysis of the combined Hamburg Motor & Language Scores, of Motor & Language Function, in addition to the individual component scores on motor, language, seizure and vision that continue to support the potential for this gene therapy to halt the progression of this devastating fatal neurologic disease. The CLN6 results provide important read through also for our clinical study in CLN3 Batten disease. Again, CLN3 Batten is the most common form of childhood neurodegeneration. And in this program, we have safely dosed the initial cohort in addition to the patients in our higher dose cohort. Also, we have now received EU and U.S. orphan drug designations for both CLN6 and CLN3 Batten disease, which together with our CLN1 and CLN8 programs provide a robust Batten disease franchise that combined may represent $1 billion in peak recurring revenue and of course, the opportunity to help thousands of children. As we mentioned at Analyst Day, we have also now declared a Pompe gene therapy clinical candidate to move now into IND- enabling toxicology studies and this program has the potential to enter the clinic in 2021. Here in this program, we are focused on protein engineering and other work with our colleagues at UPenn to ensure that we can optimize expression, secretion and targeting so that we may have a wider effective therapeutic window. And finally, our collaboration with Penn. In this collaboration, we have an R&D engine, we believe, to fuel our future growth with rights to 50-plus diseases, including 8 preclinical programs. So now on Slide 18. Following these program updates, I'd like to conclude the call with a reminder of our 5 key strategic priorities, all of which we are on track to meet or exceed. First, the success we've had with Galafold, as Brad went into detail with, our confidence in 2019 guidance and the trajectory that it puts us on toward that $500 million in Galafold sales by 2023. And again, with what we believe is a $1 billion peak potential for Galafold. Second, again, AT-GAA, which remains our crown jewel of our portfolio. We have a high degree of confidence in the data that we've seen, the PROPEL study that we've enrolled, and again, now with a very sharp focus on manufacturing, we continue to make sure that we have enabled the CMC section of the BLA. Also too, we've seen tremendous progress across our Batten franchise and in clinic, as well as our preclinical gene therapy programs in collaboration with UPenn. And very importantly too, I'll highlight here, our financial strength and financial discipline and now the extension of our cash runway now well into the first part of 2022. Again, we are fully funded now through all major milestones while continuing to grow the company with no need to raise capital in 2019 or anytime soon.

As we need -- and as we need additional capital, we think that it's in the outer years and we also believe that, that capital could come from multiple non-equity sources and non-equity-linked sources to close, what we think is, a very small gap on the path to profitability and self-sustainability. So on Slide 19 here, just to conclude, finally, before we turn the call over to Q&A, I'd just like to focus again on the people living with rare diseases. We are fighting to bring new hope and to alleviate an enormous amount of suffering for many thousands of people and their families. And we're here to deliver on a mission to these patients and to create significant value for our shareholders. So with that, operator, we're happy to take questions. QUESTIONS & ANSWERS Operator: (Operator Instructions) Our first question comes from Anupam Rama of JPMorgan. Tessa Thomas Romero: This is Tessa on this morning for Anupam. A few from us on the Batten's program, specifically. First, can you remind us of JP Morgan Chase & Co., latest thinking about next steps for the CLN6 program, Research Division – specifically with an eye towards regulatory strategy here? And Associate then secondly, for the CLN3 program, with dosing complete, as noted in prior remarks, how should we be thinking about next program updates for CLN3? John F. Crowley: Sure. Thank you, Tessa. So for the questions for CLN6 and CLN3, jay, I'll let you comment on what we see as next steps there. Jay Barth: Sure. We, of course, have dosed the initial cohort of patients and have also say the additional patients to be dosed in the Amicus Therapeutics, Inc., CLN6 study, with the aim of then engaging the regulators with Chief Medical Officer the data that we have to discuss steps forward. And that's something that we'll be able to disclose after we have had those interactions. But we plan to move ahead with the clinical study that we have now and expand actually the cohort in that study to include additional patients. That's for CLN6. For CLN3, we - - as John stated before, we have built the initial cohort of patients for the low dose, moving towards dosing additional patients in the higher dose cohort, with the anticipation when additional material is available to dose additional patients presumably at the higher dose, that shows the same safety as we've seen in low dose. And once again, with the body of data that we get in the Phase I/II study, engage regulators with that and discuss what the regulatory path forward would be for CLN3 as well, and this is something that will happen over the next year. John F. Crowley: So Tessa, just one thing to add to that, in addition to all the clinical work and regulatory discussions that Jay has highlighted. I'll also highlight that significant amount of the effort in both of these programs now involve the technology transfer, which is well underway for both of these programs to Brammer and Paragon, respectively, and a lot of the work, again, will focus on all of the CMC requirements that would be necessary to support any BLA filings here. Operator: And our next question comes from Ritu Baral of Cowen. Ritu Subhalaksmi Baral: This is [] on for Ritu. Just 2 quick ones from me. One on the Battens program. I'm just wondering, how are things going in Cowen and Company, LLC, terms of building out natural history? Is that really being done Research Division - MD & by Nationwide’s? Or are you guys also considering on cohort? Senior Biotechnology And then the second thing is, I know you're initiating the PPQ Analyst runs with WuXi, would there be potentially a possibility for submitting a rolling BLA starting next year? Just wondering how you guys are thinking about that? John F. Crowley: Sure. Jeff -- I'll ask Jeff Castelli, our Head of Gene Therapy to talk about the national history, which we think is going to be very important as the basis of approval for these Battens programs. So Jeff, where are we with both of those? Jeffrey P. Castelli: Sure. So I think as you've seen at Analyst Day, we've already provided some of the initial natural history data, that has all Amicus Therapeutics, Inc., come from nationwide. They have an ongoing study, continue Chief Portfolio Officer & to compile data in that trial. We also have identified several Head of Gene Therapy other sources of natural history data. So collectively, we are very optimistic we can get in the ballpark of 50 patients or so for a natural history data set, which we think will be very robust for doing any kind of natural match comparisons. John F. Crowley: Sure. And just to your question, again, with the PPQ runs initiated and a heavy focus on the CMC section for AT-GAA. We think particularly with the breakthrough therapy designation with this program that there is a potential for a BLA -- a rolling-BLA submission to begin. But again, we're not going to comment on ongoing discussions with regulators once we have clarity on the potential there, we'll be able to provide an update as well. Operator: And our next question comes from Joseph Schwartz of SVB Leerink. Dae Gon Ha: Congrats on all the progress. So two questions for me. This is Dae Gon, dialing in for Joe. Maybe for Jay or Jeff. If we can SVB Leerink LLC, maybe first touch upon Batten's disease? So when we saw the Research Division - latest update of the Child Neurology Society Presentation, like Associate you mentioned in the prepared remarks, we saw some subscores. Particularly, I was wondering about what your thoughts were with regards to the visual acuity that we saw in 3 out of the 6. I think it's older patients that seem to progress. So any thoughts on intravitreal administration of the CLN6 gene therapy? And then on the second part, with regards to the Pompe gene therapy, can you remind us, is this the same candidate you presented the preclinical data for at ASGCT? And I understand that there is increasing competitive forces sort of coalescing in this area. But any additional data that we can expect to emerge before you enter into the clinic? Or any specifics you can provide on this candidate? John F. Crowley: Yes. Jay, I'll let you take the first part with what the additional data for Batten that we showed in -- at the Child Neurology event. Jay Barth: Yes, to bring everyone up to speed a bit on what was presented at Child Neurology Society a couple of weeks ago that you're referring to, it was both more granular data on the Hamburg Motor & Language subscores, which -- both combined and separately, which showed stabilization, both in the combined Motor & Language, plus each component individually Motor and Language. They're very consistent with one another, showing that the effect of the gene therapy on the patients, most profoundly in the younger patients, but in almost all of the patients as well when compared to natural history, match comparison in terms of slowing the progression of the disease or frankly, stabilizing it. That was in the Motor & Language. The additional new data were on the Vision scale within the Hamburg and the seizure scale within the Hamburg. Both showed general stabilization or a -- slowing the progression of the disease. A caveat and I think we said at the time for the visual scores and the Hamburg is that is just one, the first data that we have on the Vision available, but there will be more data related to visual acuity and other visual tests that will be coming up in the future. So we'll share that when we have that analyzed as well. And on the seizure subscale as well showing stabilization of seizure activity in all, but the most advanced patients. That was what we had shown, and I'll let Jeff comment on the other question about intravitreal or other administration? Jeffrey P. Castelli: Yes. So there actually is a published preclinical manuscript with our CLN6 gene therapy showing an improvement in the eye in the animal studies. So we are hopeful that the initial intrathecal treatment can at least partially address the vision defects. And as we continue to see more data, we'll assess if there could be a benefit of adding an additional route down the line. But right now, we're optimistic that the intrathecal approach will have an improvement across all the different functions. And like we've seen older patients may continue to decline some, whereas, we hope to see really more affecting the younger kids in terms of stabilization. John F. Crowley: Great. Yes, I'll just comment on the second question then for the Pompe gene therapy, dig on. I guess this is the initial data that we presented at the Gene Therapy meeting in Washington back in April. Again, this was something that we and Jim Wilson and his team, we're incredibly pleased to see these results that we presented back in April. We continued preclinical proof of concepts through the summer into the early fall. And then we -- of course, we had the additional data that we showed at Analyst Day that allowed us to declare this as the candidate to move forward here. Look, there are a lot of people now involved in Pompe gene therapy, which I think, is excellent. I think it offers a lot of promise to people living with Pompe. It kind of takes me back to 21 years ago when I read my first paper on Pompe gene therapy. And now after all these years to finally see people moving forward, I think, is a very good thing. What we're doing at Amicus, though, is a very differentiated approach to a gene therapy here. And what our goal is, is to provide a complete approach to addressing this disease through gene therapy, through many steps that we've taken with Dr. Wilson and his team. These include the protein engineering to optimize secretion, expression and targeting the key tissues of disease that includes muscle and very importantly, CNS targeting to reach within motor neurons. Again, Pompe is a neuromuscular disease and a disease of motor neurons. So those steps, coupled with what we believe to be the optimal promoter and the right vector, we think, could lead to a highly differentiated program and something we're very eager now to move forward. Operator: And our next question comes from Mohit Bansal of Citi. Keith Richard Tapper: This is Keith on for Mohit. Of course, congrats on the progress this quarter. Just wanted one quick question for you. Could you Citigroup Inc, Research walk us through what the R&D and cash runway guidance Division - Research Analyst reflects as we approach the end of 2019? And then for the flat year-over-year guidance for 2020? What beyond the current programs has baked in? Or should we expect higher spending in connection with expanded programs, particularly with respect to the agreement with Penn? John F. Crowley: Sure. I think we were pretty clear on the call, but we're happy to repeat it. Daphne, do you want to tackle those? Daphne Quimi: Sure. So what's included in the R&D spend is -- are the key priorities that John discussed at the beginning of the call, which is to continue to move AT-GAA forward through approval and then focus in on our gene therapy pipeline. So all of that spend is included in the cash runway guidance as well as the operating expense guidance that we've given. John F. Crowley: Yes. Again, I -- thank you, Daphne. I just want to be perfectly clear, again, what we're doing now is we've laid the foundation through very significant investments in R&D for our crown jewel, for AT-GAA. And we've also made some early investments in gene therapy. With the R&D expenses, a significant amount that we've invested over the last couple of years, that total dollar amount, you should expect to remain relatively flat in the coming years. And AT-GAA is a very expensive program, the largest lysosomal study and the most expensive, I'm sure. lysosomal study ever conducted, again, to fund this crown jewel. That spending now is going to be able to be redeployed as AT-GAA moves from clinical development toward approval and commercialization. We can take the expenditures there, move them to multiple gene therapy programs. Depending on the gene therapy programs, we can fund 5 to 10 clinical-stage gene therapy programs, including all the R&D necessary to support these programs for the AT-GAA program. In addition, on the SG&A side, we've enabled a very capable -- highly capable commercial organization, now globally, to deliver Galafold successfully. It's now preparing in the early stages for a launch for AT-GAA. When we launch AT-GAA, we think we need to hire maybe 20 additional people globally to support that, so effectively remaining flat. So highly leverageable infrastructure. So with all of that, this year, again, operating expenses, SG&A and R&D at $410 million to $420 million, we're very confident will come in, in that range. And that range should be one that carries forward for at least the next 3 years through the end of 2022 to reflect the advancement of all these programs.

Operator: (Operator Instructions) And our next question comes from Earl DeSouza of H.C. Wainwright.

Earl DeSouza:

H.C. Wainwright & Co, LLC, Research Division - Associate

Most of our questions have been answered already, but I had a quick housekeeping question. So is there any significant room to lower your COGS from the 12% range, given the anticipated volume growth?

John F. Crowley: Yes. The only thing we'd say is, from a manufacturing perspective, it's a pretty steady-state process at this point and distribution as well. The one place where you see a little bit of movement, as Daphne highlighted, is in the royalty. Our royalties are limited to ex-U.S. geographies. And so as the U.S. and non-royalty producing countries continue to be a higher contribution of sales, you might see that number creep down a little bit. But really, that's just a function of the distribution of revenue between royalty and non-royalty. We should not expect further savings from an operating cost of goods perspective.

Operator: And our next question comes from Yun Zhong of Janney.

Yun Zhong:

Janney Montgomery Scott LLC, Research Division - Equity Research Analyst & Director of Biotechnology Research

So the question, it's on the -- on Pompe gene therapy program. I believe you've talked about potential additional animal species for preclinical study and also alternative route of administration. So I wondered, do you think IV is still the best way to deliver? And do you plan to study the candidate in -- for example, nonhuman primate. And also at which point do you plan to disclose what kind of AAV of each capsid that is?

John F. Crowley: Sure. I'll ask Jeff Castelli to field that.

Jeffrey P. Castelli: Yes. Sure. So we are moving forward with all of our preclinical IND-enabling studies, which will include primate studies. As we've mentioned before, we are definitely going to address the CNS aspects or look to address the CNS aspects. While we've seen in our mouse studies that IV administration led to a robust impact in the CNS. As we go through those primate studies, we might determine that we need to do a combination of IV plus intrathecal to make sure we address the CNS. And we will provide that data as we have it. But right now, we're really excited by the overall construct and its potential whether it's dosed IV alone or IV plus intrathecal. Operator: And our next question comes from Salveen Richter of Goldman Sachs. Andrea R. Tan: This is Andrea on for Salveen. My first one is, when you think about your goal of moving Galafold for mostly switch patients Goldman Sachs Group Inc., to predominantly treatment-naive patients. Can you help us Research Division - understand the gating factors to achieving this transition? Research Analyst John F. Crowley: Yes. Bradley, please? Bradley L. Campbell: Yes, sure. And remember, we still have quite a bit of room left to grow from a switch perspective. U.S. and Japan, as an example, are more recently launched countries. And our strategy has always been to focus on the switch patients first because they're the ones that are already in the system. They're getting treated every other week with an alternative therapy. And so that's the initial population, and there's lots of switch patients still to move. That being said, in our more mature launch markets, we're starting to see roughly equal rate of growth from switch and naive patients. And I think there are a number of things there. First of all, again, those patients are not coming in every other week for their infusion, so you have to reach out to those patients through the physicians. I think also as experience builds with the product that gives physicians and patients more confidence to take a therapy -- a relatively new therapy as their first treatment for their Fabry disease. And obviously, also, it's a big factor of the diagnosis rates, we're seeing -- we continue to see a 10% to 20% diagnosis rate in Fabry disease. That's driven by newborn screening, targeted- population screening, other diagnostic initiatives. So that will also contribute to that increasing rate of previously untreated patients coming on to Galafold. Operator: Thank you. And at this time, I would now like to turn the conference back to Mr. John Crowley, Chairman and CEO, for closing remarks.

John F. Crowley: Great. Thank you, operator. Thank you all for listening again, a very, very successful quarter. And again, we remain focused on delivering on our mission for patients and for shareholders. Thank you for listening. Have a great day. Operator: This concludes today's conference call. Thank you, and have a great day.